Exhibit 4.15

AMENDED AND RESTATED DEMAND PROMISSORY NOTE

AMOUNT:	US$100,000

DATE:	June 26, 2008

This AMENDED AND RESTATED DEMAND PROMISSORY NOTE (the “Note”) amends and restates, in its entirety, the Demand Promissory Note executed on June 6, 2008, by ClearPoint Business Resources, Inc. (the “Company”) in favor of TerraNova Partners L.P. (the “Lender”) in the original principal amount of $100,000 (One Hundred Thousand U.S. Dollars) (the “Original Principal Amount”).

For value received, the Company promises to pay the Lender the Original Principal Amount on demand, with an interest rate of eight percent (8%) per annum – interest to be paid quarterly. The Company shall have the right to repay this Note in shares of common stock of the Company, at a price of $             per share (the closing price of the Company’s shares on June 26, 2008). The Company waives presentment, demand, notice of dishonour and protest or further notice of any kind and agrees that it shall remain liable in respect of this Note as if presentment, demand, notice of dishonour and protest had been duly made or given.

FULL VALUE RECEIVED:
CLEARPOINT BUSINESS RESOURCES, INC.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:
TERRANOVA PARTNERS L.P.

By:
Name:
Title: